UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2009

______________

iMergent, Inc.

(Exact name of registrant as specified in its charter)

______________

Delaware	001-32277	87-0591719
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10201 South 51st Street, Phoenix, AZ  85044

 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (623) 242-5959

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

On December 16th, 2009 iMergent, Inc. (the “Company”) announced partial settlement between the Australian Competition and Consumer Commission (ACCC) and the Company. The settlement of a law suit filed by the ACCC in 2007  resolves issues  including matters relating to the manner in which sales disclosures are made in Australia, compensation of Australian purchasers and all fees and costs incurred by the ACCC relating to the legal proceedings which occurred prior to December 1, 2009.

The settlement, entered on December 15th, 2009, was based on allegations made by the ACCC that the Company  had breached an agreement in that it (i) failed to notify the ACCC of seminars held in Australia; (ii) failed to provide copies of tapes of seminars to the ACCC when requested; (iii) failed to notify purchasers of the three-day cooling-off period (right to rescind); and (iv) failed to provide certain disclosures relating to the software, which were enumerated in the prior agreement. The ACCC also alleged that the prior sales offer used by the Company in its Workshops, whereby the Company compared the price of the software package sold at the Workshop to a list price available to attendees for 90 days (the “90 day offer”) was deceptive.

In the settlement, the Company and the ACCC agreed to Orders for two years which amongst other things require the Company to make certain statements at workshops, notify the ACCC of events and maintain tapes of events. The Company also agreed to a total payment of approximately $800,000 (US) to be applied by the ACCC to its legal costs and to any compensation claims that might be brought by purchasers of StoresOnline products. The ACCC retains the discretion to determine what portion of the fees is used for each particular purpose.  The Court reserved ruling on the issue if the 90 day offer was deceptive, which the Company denies.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release entitled “iMergent Provides Update on Australia Litigation”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

iMergent, Inc

By:	/s/ Jonathan Erickson
Jonathan Erickson Chief Financial Officer

Date:  December 16, 2009